Exhibit 99.1

KINGSWAY ANNOUNCES ACQUISITION OF SECURE NURSING SERVICE, INC.

•	Third acquisition under the Kingsway Search Xcelerator Program
•	Expected to be immediately accretive, adding $19.7 million of unaudited revenue, $2.6 million of U.S. GAAP income before income taxes and $2.7 million of unaudited non-GAAP adjusted EBITDA
•	Capital light, recurring revenue business

Chicago (November 21, 2022) – (NYSE: KFS) Kingsway Financial Services Inc. ("Kingsway") today announced the acquisition of the privately-held company Secure Nursing Service, Inc. ("SNS"), the third such acquisition completed under the Kingsway Search Xcelerator Program. SNS, based in Los Angeles, California (www.securenursing.com), employs highly skilled and professional per diem and travel Registered Nurses, Licensed Vocational Nurses, Certified Nurse Assistants and Allied Healthcare Professionals with multiple years of acute care hospital experience.  SNS places these healthcare professionals in both per diem assignments, and in short-term and long-term travel assignments in a variety of hospitals in southern California.

"The acquisition of SNS marks Kingsway's third business acquisition under the Kingsway Search Xcelerator program. For the last sixteen years, SNS has answered the growing demand for medical staffing driven by the increasing need for healthcare services combined with a persistent nursing shortage across the country. The business meets our criteria of recurring revenue, strong margins, and low capital demands, making it a great fit for our model,” said Kingsway President and CEO, J.T. Fitzgerald.  “It truly is a pleasure to support our ‘Operator-in-Residence’, Charles Mokuolu, in this transaction. We’re excited to work with Charles as he transitions into the CEO role at SNS.”

"We are thrilled to partner with a group that embodies the four pillars of success at SNS: commitment, competency, integrity and reliability," said Roman Gofman, former President and CEO of SNS. "Both our company and our customers are in good hands with Kingsway."

“Roman Gofman and his team have built a leading company by providing the highest level of service in the healthcare industry, with qualified and compassionate healthcare professionals,” said Charles Mokuolu, newly appointed President and CEO of SNS. “I am delighted to welcome an SNS team that shares our high-level of standards to the Kingsway family of companies. I look forward to working with the talented SNS team to continue to deliver the highest level of service to our clients and our healthcare professionals.”

For the twelve-month period ending June 30, 2022, SNS had $19.7 million of unaudited revenue, $2.6 million unaudited U.S. GAAP income before income taxes and $2.7 million of unaudited non-GAAP adjusted EBITDA. A reconciliation of U.S. GAAP income before income taxes to non-GAAP adjusted EBITDA is presented on the attached schedule. Even after taking into consideration the anticipated effects of purchase accounting, Kingsway expects the acquisition to be immediately accretive.

The transaction was structured as a purchase of SNS’ assets and assumption of certain liabilities.  The purchase price was $10.9 million (subject to customary adjustments) at close. The closing purchase price was financed with a combination of debt financing provided by Signature Bank and cash on hand. Pegasus Acquirer Holdings LLC and Pegasus Acquirer LLC, subsidiaries of Kingsway, borrowed a total of $6.5 million, in the form of a term loan, and established a $1 million revolver (together, the “Loan”) that was undrawn at close. The Loan has a variable interest rate equal to the Prime Rate plus 0.50%, with a floor of 5.00%. The Loan requires monthly principal and interest payments, and the term loan matures on November 18, 2028.

Eversheds Sutherland (US) LLP served as legal counsel to Kingsway and Lagerlof LLP served as legal counsel to the sellers in connection with the transaction.

About Kingsway

Kingsway is a holding company that owns or controls subsidiaries primarily in the extended warranty, business services, asset management and real estate industries. The common shares of Kingsway are listed on the New York Stock Exchange under the trading symbol “KFS.”

Forward-Looking Statements

This press release may include “forward-looking statements” within the meaning of Section 27A of the Securities Act of 1933 and Section 21E of the Securities Exchange Act of 1934 that are not historical facts, and involve risks and uncertainties that could cause actual results to differ materially from those expected and projected. Words such as “expects,” “believes,” “anticipates,” “intends,” “estimates,” “seeks” and variations and similar words and expressions are intended to identify such forward-looking statements; however, the absence of any such words does not mean that a statement is a not a forward-looking statement. Such forward-looking statements relate to future events or future performance but reflect Kingsway management’s current beliefs, based on information currently available. A number of factors could cause actual events, performance or results to differ materially from the events, performance and results discussed in the forward-looking statements. For information identifying important factors that could cause actual results to differ materially from those anticipated in the forward-looking statements, please refer to the section entitled “Risk Factors” in Kingsway’s Annual Report on Form 10-K for the fiscal year ended December 31, 2021 (the “2021 Annual Report”). Except as expressly required by applicable securities law, Kingsway disclaims any intention or obligation to update or revise any forward-looking statements whether as a result of new information, future events or otherwise.

Additional Information

Additional information about Kingsway, including a copy of the 2021 Annual Report and filings on Forms 10-Q and 8-K, can be accessed on the EDGAR section of the U.S. Securities and Exchange Commission’s website at www.sec.gov, on the Canadian Securities Administrators’ website at www.sedar.com, or through Kingsway’s website at www.kingsway-financial.com.

Kingsway Financial Services Inc.

Reconciliation of SNS U.S. GAAP income before income taxes to Non-GAAP Adjusted EBITDA

For the Twelve Months Ended June 30, 2022

(in thousands) (UNAUDITED)

SNS GAAP Income before Income Taxes	$2,647
Non-GAAP Adjustments:	-
Depreciation	-
Amortization	-
Interest	-
Wages and benefits (1)	38
Transaction expenses (2)	58
Other income (3)	(45)
Total Non-GAAP Adjustments	51
Non-GAAP Adjusted EBITDA	$2,698

(1)	Wages and benefits not expected to be incurred post-close.
(2)	One-time expenses incurred by SMS related to the sale.
(3)	Other income not expected to recur post-close.